Exhibit 10.95

To the attention of

Nuburu Inc.
7442 Tucson Way, Suite 130
Centennial, CO 80112, US

By e-mail: alessandro.zamboni@nuburu.net

Ambrogio D’Arrezzo
Piazza Gualdi No. 19
42016 – Guastalla (RE)

By certified e-mail and e-mail:
ambrogio.darrezzo@cert.cna.it; ambrogio@tekne.it

Carlo Ulacco
Contrada Piane No. 8
66023 – Francavilla Al Mare (CH)

By e-mail: ulacco@tekne.it

Andrea Lodi
Via Isonzo No. 2
42042 – Fabbrico (RE)

By e-mail: andrea.lodi@lodispa.it

30 December 2025

SUBJECT:

Share transfer agreement and convertible shareholder loan

Dear Sirs,

We hereby follow up on the discussions held in order to submit for your acceptance the following share transfer agreement and convertible shareholder loan.

PREAMBLES

In the month of August 2024, TEKNE S.p.A. (“Tekne” or also the “Company”), having found itself in a situation of temporary financial tension, accessed the negotiated crisis settlement procedure (“CNC”) pursuant to Articles 12 et seq. of Legislative Decree No. 14/2019 (Crisis and Insolvency Code; “CCII”) before the Chamber of Commerce of Chieti, within the framework of which Dr. Luigi Alfredo Carunchio was appointed as expert of the CNC, which procedure was concluded earlier in the month of August 2025 (the “Expert”) with the filing of the relevant final report on 7 October 2025 (the “Final Report”).

Within the context of the CNC, on 14 February 2025, NUBURU Inc. – a company incorporated under the laws of the State of Delaware (United States of America), whose ordinary shares (common stock) are listed on the New York Stock Exchange – (“Nuburu”) and, inter alia, Mr. Ambrogio D’Arrezzo, in his capacity as majority shareholder of Tekne, entered into an agreement (the “Initial Agreement”), pursuant to which Nuburu, under the terms and conditions set forth therein, undertook to acquire shareholdings representing 70% of the share capital of Tekne indirectly by purchasing, from the intermediary TRUMAR CAPITAL LLC (“Trumar”), the quotas of TCEI S.À.R.L. (“TCEI”), which would in turn acquire the relevant shareholdings in Tekne. More specifically, within the limits relevant hereto, pursuant to the Initial Agreement, subject to the occurrence of specific conditions precedent (the “Original Conditions Precedent”), Nuburu would have become the holder of 100% of the share capital of TCEI, through which it would have held (indirectly) 70% of the share capital of Tekne (the “Original Transaction”).

In parallel, on 18 February 2025, TCEI and Messrs. Ambrogio D’Arrezzo, Carlo Ulacco and Andrea Lodi, as shareholders of Tekne (also, the “Shareholders” and, together with Nuburu and Tekne, the “Parties”), entered into an initial framework agreement (the “Original Framework Agreement”) aimed at regulating the acquisition by TCEI of 70% of the quotas representing the share capital of Tekne, as subsequently supplemented, on 6 April 2025, by the execution of an addendum to the Original Framework Agreement (the “Original Framework Agreement Addendum”).

As a guarantee of the commitments undertaken by Trumar/TCEI in favor of the Shareholders, on 13 March 2025 Nuburu deposited an amount equal to approximately USD 4 million in listed securities into the current account of the current majority shareholder, namely Mr. Ambrogio D’Arrezzo (the “Original Transaction Security Deposit”).

Pursuant to the Initial Agreement, completion of the Original Transaction was, inter alia, subject to obtaining approval pursuant to Decree-Law No. 21 of 15 March 2012, converted with amendments by Law No. 56 of 11 May 2012 (also “Golden Power Decree” or, generally, “Golden Power Regulations”) by the Presidency of the Council of Ministers (the “Original Golden Power Condition”).

Still within the context of the CNC, Nuburu, also through its commercial partners, facilitated the financing of Tekne’s working capital by means of, inter alia, (i) an inventory monetisation transaction for an amount of Euro 1.7 million carried out by a company controlled by Société Financière Européenne SA, a Swiss-law company active, inter alia, in the inventory trading sector, and (ii) the issuance by Citibank of a performance bond of approximately USD 900,000, in addition to commission costs of approximately USD 50,000, in the interest of Tekne and for the benefit of the principal in relation to the contract known as “DGDP Min. of Def. Bangladesh” (ref. 23-358) (the “PB Bangladesh”) (as a guarantee of the issuance of the PB Bangladesh, Nuburu deposited, as cash collateral, into a pledged account an amount equal to USD 875,000).

By order dated 4 August 2025, pursuant to Article 1 of the Golden Power Decree, the Presidency of the Council of Ministers exercised its opposition to the implementation of the Original Transaction (the “Golden Power Opposition Measure”) and, as a result, the “Second Acquisition TCEI” pursuant to the Initial Agreement, the Original Framework Agreement and the Original Framework Agreement Addendum lapsed, due, inter alia, to the failure of the Original Golden Power Condition to occur.

Taking into account, inter alia, the Golden Power Opposition Measure, Nuburu and the Shareholders continued their discussions in order to identify alternative methods – with respect to the terms and conditions of the Original Transaction – for the correct implementation of the potential investment transaction of Nuburu in Tekne, leading to the execution of a letter of intent dated 19 August 2025, subject to the occurrence of certain conditions specified therein, including, inter alia, compliance with the applicable legislation, including regulatory provisions, in the area of golden power (“LoI 19 August 2025”).

Subsequently, taking into account that Tekne and its majority shareholder initiated discussions with certain governmental and ministerial representatives aimed at supporting Tekne’s financial and industrial plan, in light of the strategic nature of the Company and of the sector in which it operates, and also considering the changed reference scenario following the filing of the Final Report, which, inter alia, confirmed the above-mentioned institutional discussions, the Parties mutually acknowledged that the previous understandings and working assumptions had been superseded, with any related obligation and commitment to be considered, as a consequence, mutually and entirely lapsed and waived, with correlated full freedom and breadth of initiative for both Parties.

Such understanding was formally crystallized through the programmatic communications exchanged on 30 October 2025 and 10 November 2025, which are attached hereto as Annex I (the “New Letter of Intent” or “New LoI”).

Under the New LoI, the Parties also reached an understanding on new terms and conditions of a potential investment transaction by Nuburu (the “Transaction”), which includes, inter alia:

(i) the execution between the Parties of a so-called “network agreement” (contratto di rete) aimed at launching a strategic-industrial cooperation designed to create value in a sector deemed strategic at a global level, allowing the respective companies to collaborate, in compliance with applicable law, in order to pursue shared objectives (the “Network Agreement”);

(ii) the completion of an inventory monetisation transaction through Supply@ME Stock Company 3 S.r.l. for an amount equal to Euro 2,000,000;

(iii) the transfer of an equity interest equal to 2.9% of the share capital of Tekne (the “Sub-Threshold Tekne Participation”) in favour of — at Nuburu’s discretion pursuant to Article 3.2 below — Nuburu or Nuburu Defense LLC, a company which, as of the date hereof, is wholly owned by Nuburu (“Nuburu Defense”), with the possibility of an exchange (permuta) pursuant to Article 1552 of the Italian Civil Code, of a corresponding number of Nuburu listed ordinary shares, or another transaction resulting in the exchange of Nuburu listed ordinary shares (the “Transfer of the Sub-Threshold Tekne Participation”);

(iv) the granting of a convertible shareholder loan for an amount equal to Euro 13,000,000 (the “Nuburu Shareholder Loan” or “FinSoci Nuburu”).

NOW, THEREFORE, in consideration of the foregoing premises, which form an integral and substantial part of this agreement, the Parties agree as follows.

1.
DEFINITIONS

For the purposes of this agreement, the following terms shall have the meanings set forth below:

“Initial Agreement”
means the agreement referred to in the premises above, executed on 14 February 2025 between, inter alia, Nuburu and Mr. Ambrogio D’Arrezzo.

“Original Framework Agreement”
means the framework agreement executed on 18 February 2025 between TCEI and the Shareholders.

“Original Framework Agreement Addendum”
means the addendum to the Original Framework Agreement executed on 6 April 2025.

“Article”
means any article of this agreement.

“Notarial Deed”
means the notarial deed of transfer of the Sub-Threshold Tekne Participation referred to in Article 6.1.3 below.

“Authority”
means any legislative, judicial, administrative (including independent authorities, such as the

Italian Competition Authority), executive or arbitral authority, whether Italian, foreign, European Union or international, public or private, including any of its officials, bodies, offices or departments.

“Change of Control”
means the acquisition, directly and/or indirectly, of control over Tekne pursuant to Article 2359, paragraph 1, nos. 1 and 2, and paragraph 2, of the Italian Civil Code, by any subject other than Mr. Ambrogio D’Arrezzo.

“CCII”
means Legislative Decree no. 14 of 12 January 2019, as amended and supplemented.

“Closing”
means the completion of all transactions contemplated under Article 6.1 below, including, inter alia:
(i) the execution of the Transfer of the Sub-Threshold Tekne Participation in favour of Nuburu (or Nuburu Defense);
(ii) the performance of all acts required to allow Nuburu (or Nuburu Defense) to validly exercise all corporate rights as a shareholder of Tekne;
(iii) the disbursement of the Nuburu Shareholder Loan, if applicable; and
(iv) the execution of the Network Agreement.

“Italian Civil Code”
means Royal Decree no. 262 of 16 March 1942, as amended from time to time.

“Golden Power Decree” or “Golden Power Regulations”
means Decree-Law no. 21 of 15 March 2012, converted with amendments by Law no. 56 of 11 May 2012, as amended and supplemented.

“Notary”
means the notary public identified by Nuburu for the execution of the Notarial Deed.

“Nuburu”
means NUBURU Inc., a corporation incorporated under the laws of the State of Delaware.

“Nuburu Defense”
means Nuburu Defense LLC, a company wholly owned by Nuburu as of the date hereof.

“New LoI”
means the new letter of intent referred to in the premises above and attached hereto as Annex I.

“Incremental Tekne Participation”
means the equity participation in Tekne referred to in Article 5.7.2 below.

“Sub-Threshold Tekne Participation”
means the equity participation equal to 2.9% of the share capital of Tekne referred to in the premises above.

“Premises”
means the preambles of this agreement.

“Measure”
means any judgment, order, decree, ruling, resolution, decision, opinion, injunction, assessment, notice or other act of any Authority.

“Golden Power Opposition Measure”
means the opposition measure adopted by the Presidency of the Council of Ministers on 4 August 2025 pursuant to the Golden Power Regulations.

“Final Report”
means the final report filed on 7 October 2025 within the CNC procedure.

“Utilization Request”
means the request for disbursement of the Nuburu Shareholder Loan sent by Tekne to Nuburu (or Nuburu Defense) in the form attached hereto as Annex 1.1.

“Shareholders”
means Mr. Ambrogio D’Arrezzo, Mr. Carlo Ulacco and Mr. Andrea Lodi.

“Company”
means Tekne S.p.A.

“Tax”
means any tax, duty, levy, charge, withholding, contribution or similar obligation, including any interest or penalty thereon, imposed by any Authority.

“TCEI”
means TCEI S.À R.L.

“Trumar”
means Trumar Capital LLC.

2. INTERPRETATION RULES

2.1 Unless otherwise expressly provided, in this agreement:

(a) any reference to any agreement, contract, deed or document shall be deemed to include the relevant premises, annexes and exhibits, as well as any amendments or supplements thereto;

(b) any reference to any law or legal provision shall be deemed to include such law or provision as subsequently amended, supplemented or replaced, as well as any implementing regulations;

(c) references to Articles and paragraphs are references to the articles and paragraphs of this agreement;

(d) references to days shall be deemed to be references to calendar days, unless expressly referred to as Business Days;

(e) the expressions “including”, “inclusive of”, “such as” and similar expressions shall be interpreted as being without limitation.

3. SUBJECT MATTER

3.1

On the terms and subject to the conditions set forth below, this Agreement governs, within the framework of the overall Transaction, the Transfer of the Sub-Threshold Tekne Participation in favor of Nuburu or Nuburu Defense and the granting of the FinSoci Nuburu, convertible on the conditions set forth below, which shall be granted by Nuburu (or by another investee company acquiring the Sub-Threshold Tekne Participation), as well as certain understandings between the Parties with respect to the governance of Tekne.

3.2 Nuburu’s Designation Right

3.2.1

Even by way of derogation from Article 1402 of the Italian Civil Code, by the Closing Nuburu reserves the right to designate Nuburu Defense as the purchaser of the Sub-Threshold Tekne Participation, designated pursuant to Articles 1401 et seq. of the Italian Civil Code, by giving written notice thereof to the Shareholders, which notice shall also include the written acceptance of Nuburu Defense itself (the “Designation Notice”).

The Shareholders expressly acknowledge that, by virtue of such designation, Nuburu Defense shall become, for all intents and purposes, a Party to this Agreement, assuming all the rights and obligations provided for herein that are attributable to Nuburu, with fully releasing effect for Nuburu from any obligation under this Agreement (with the sole exception of the exchange transfer of Nuburu listed shares for the acquisition of the Sub-Threshold Tekne Participation in the event of exercise of the Conversion Right).

4. TRANSFER OF THE SUB-THRESHOLD TEKNE PARTICIPATION

4.1 Transfer of the Sub-Threshold Tekne Participation

4.1.1

In compliance with the terms and conditions set forth in this Agreement, Mr. Ambrogio D’Arrezzo, as majority shareholder of Tekne, undertakes to sell to Nuburu (or Nuburu Defense) – which undertakes to purchase – at the Closing, the Sub-Threshold Tekne Participation, free from Encumbrances and subject to lock-up (except for transfers in favor of companies controlled by, controlling, or subject to common control pursuant to Article 2359, paragraph 1, points 1 and 2 of the Italian Civil Code, of Nuburu/Nuburu Defense, as applicable) until the deadline for the exercise of the Right to Sell the Sub-Threshold Tekne Participation referred to in Paragraph 4.2.2, it being understood that such deadline shall be extended until the date of execution of the Right to Sell the Sub-Threshold Tekne Participation, in the event such right is exercised.

The Sub-Threshold Tekne Participation is transferred for a total consideration equal to USD 1,740,000 (i.e. 2.9% × USD 60,000,000) (the “Price”), determined on the basis of the conventional valuation of Tekne referred to in Article 5.7.2 in connection with the potential conversion of the FinSoci Nuburu.

The Price shall be paid by Nuburu (including where the purchaser is its subsidiary Nuburu Defense) in accordance with the methods, terms and conditions set forth in this Article 4.

4.1.2

By express will of the Parties, the sale and purchase undertakings under this Agreement are assumed indivisibly with reference to the entire – and not part of – the Sub-Threshold Tekne Participation.

For the sake of clarity, it is understood that Nuburu is interested in (and undertakes to) acquire (or cause Nuburu Defense to acquire) – and Mr. Ambrogio D’Arrezzo is interested in (and undertakes to) sell – exclusively the entire Sub-Threshold Tekne Participation representing 2.9% of the share capital of Tekne, free from Encumbrances, and therefore in no event may the sale and purchase of only part – and not all – of the Sub-Threshold Tekne Participation be carried out.

4.1.3

For the purposes of completing the Transfer of the Sub-Threshold Tekne Participation:

4.1.3.1

Mr. Ambrogio D’Arrezzo irrevocably and unconditionally waives any right or restriction vested in him or exercisable by him with reference to the transfer of the Sub-Threshold Tekne Participation, and further undertakes to reiterate such waiver (where necessary) also at the Closing and in any form;

4.1.3.2

Messrs. Carlo Ulacco and Andrea Lodi hereby irrevocably and unconditionally waive the exercise of the pre-emption right provided for under the current by-laws of Tekne in relation to the Transfer of the Sub-Threshold Tekne Participation;

4.1.3.3

The Price shall be paid by Nuburu to Mr. Ambrogio D’Arrezzo at the Closing, by way of exchange (permuta) pursuant to Article 1552 of the Italian Civil Code, of the Sub-Threshold Tekne Participation against a note (the “Note”) having the characteristics set forth in Schedule 4.1.3, and which, in particular:
(i) shall be issued by Nuburu in favor of Mr. Ambrogio D’Arrezzo;
(ii) shall be non-transferable; and
(iii) shall entitle its holder to receive a number of Nuburu ordinary shares (common stock) equal to 6,960,000, calculated in accordance with Schedule 4.1.3 (the “Nuburu Shares”), subject to the successful occurrence of the Condition Precedent to the Conversion Right and within 30 (thirty) Business Days from the occurrence of such condition.

The Parties agree that the Original Transaction Security Deposit shall
(x) remain as security for the proper performance by Nuburu of the Note, and
(y) be immediately returned to Nuburu as soon as the Nuburu Shares have been transferred to Mr. Ambrogio D’Arrezzo, or alternatively, in the event of failure to satisfy the Condition Precedent to the Conversion Right, as soon as the Sub-Threshold Tekne Participation has been returned to Mr. Ambrogio D’Arrezzo;

4.1.3.4

The transfer of full ownership of the Sub-Threshold Tekne Participation, with regular enjoyment, shall take place at the Closing simultaneously with the issuance and allocation of the Note in favor of Mr. Ambrogio D’Arrezzo, following completion of the acts and formalities constituting the Closing, which each Party is required to carry out in accordance with and pursuant to Article 6.1 (Closing) below; and

4.1.3.5

For purposes of filing with the Companies’ Register, it is acknowledged that, following the Transfer of the Sub-Threshold Tekne Participation pursuant to this Agreement, 2.9% of the share capital of Tekne shall be held by Nuburu (or Nuburu Defense).

4.2 Put and Call Option on the Sub-Threshold Tekne Participation

Put Option

4.2.1

Upon execution of this Agreement, Mr. Ambrogio D’Arrezzo irrevocably grants to Nuburu or Nuburu Defense (as applicable), which thereby irrevocably acquires, pursuant to and for the purposes of Article 1331 of the Italian Civil Code, the right to sell to Mr. Ambrogio D’Arrezzo (who shall be obliged to purchase), all and not less than all, of the Sub-Threshold Tekne Participation, on the terms and conditions set forth in Articles 4.2.2 and 4.2.3 (the “Right to Sell the Sub-Threshold Tekne Participation”).

4.2.2

Nuburu or Nuburu Defense (as applicable) shall have the right to exercise the Right to Sell the Sub-Threshold Tekne Participation, subject to the non-occurrence – within 30 (thirty) days prior to the Expiry Date (as defined below) – of the Condition Precedent to the Conversion Right.

Such right shall be exercised by Nuburu or Nuburu Defense (as applicable) by written notice sent by certified electronic mail (PEC) to Mr. Ambrogio D’Arrezzo within 5 Business Days from the expiry of the above-mentioned period for the occurrence of the Condition Precedent to the Conversion Right.

4.2.3

Following the exercise of the Right to Sell the Sub-Threshold Tekne Participation, Nuburu or Nuburu Defense (as applicable) shall sell to Mr. Ambrogio D’Arrezzo, and Mr. Ambrogio D’Arrezzo shall purchase from Nuburu or Nuburu Defense (as applicable), the Sub-Threshold Tekne Participation, by way of exchange (permuta) pursuant to Article 1552 of the Italian Civil Code, of such Sub-Threshold Tekne Participation against the Note, so that, for the sake of clarity, as a result of such exchange, Mr. Ambrogio D’Arrezzo shall be the holder of the Sub-Threshold Tekne Participation and Nuburu or Nuburu Defense (as applicable) shall be the holder of the Note.

Call Option

4.2.4

Upon execution of this Agreement, Nuburu or Nuburu Defense (as applicable) irrevocably grants to Mr. Ambrogio D’Arrezzo, who thereby irrevocably acquires, pursuant to and for the purposes of Article 1331 of the Italian Civil Code, the right to acquire from Nuburu or Nuburu Defense (as applicable) (which shall be obliged to sell), all and not less than all, of the Sub-Threshold Tekne Participation, on the terms and conditions set forth in Articles 4.2.5 and 4.2.6 (the “Right to Acquire the Sub-Threshold Tekne Participation”).

4.2.5

Mr. Ambrogio D’Arrezzo shall have the right to exercise the Right to Acquire the Sub-Threshold Tekne Participation, subject to the non-occurrence – within 30 (thirty) days prior to the Expiry Date (as defined below) – of the Condition Precedent to the Conversion Right.

Such right shall be exercised by Mr. Ambrogio D’Arrezzo by written notice sent by certified electronic mail (PEC) to Nuburu or Nuburu Defense (as applicable) within 5 Business Days from the expiry of the above-mentioned period for the occurrence of the Condition Precedent to the Conversion Right.

4.2.6

Following the exercise of the Right to Acquire the Sub-Threshold Tekne Participation, Nuburu or Nuburu Defense (as applicable) shall sell to Mr. Ambrogio D’Arrezzo, and Mr. Ambrogio D’Arrezzo shall purchase from Nuburu or Nuburu Defense (as applicable), the Sub-Threshold Tekne Participation, by way of exchange (permuta) pursuant to Article 1552 of the Italian Civil Code, of such Sub-Threshold Tekne Participation against the Note, so that, for the sake of clarity, as a result of such exchange, Mr. Ambrogio D’Arrezzo shall be the holder of the Sub-Threshold Tekne Participation and Nuburu or Nuburu Defense (as applicable) shall be the holder of the Note.

Common Provisions

4.2.7

The provisions contained in this Article 4.2 constitute an aleatory contract, pursuant to Article 1469 of the Italian Civil Code, and therefore Mr. Ambrogio D’Arrezzo and Nuburu (also on behalf of Nuburu Defense, where applicable) hereby waive, and shall waive, any right to assert, in relation to such provisions, the actions and defenses of:
(i) rescission for lesion pursuant to Article 1448 of the Italian Civil Code;
(ii) termination for excessive onerousness pursuant to Article 1467 of the Italian Civil Code; and
(iii) reduction pursuant to Article 1468 of the Italian Civil Code.

4.2.8

Nuburu (also on behalf of Nuburu Defense) and Mr. Ambrogio D’Arrezzo acknowledge that the above put and call options have been expressly agreed on a reciprocal basis and find their cause also in consideration of the rights granted and the obligations assumed by the same Parties under this Agreement and, therefore, no monetary consideration shall be paid by Nuburu or Nuburu Defense to Mr. Ambrogio D’Arrezzo for the granting thereof.

4.3 Representations and Warranties on the Sub-Threshold Tekne Participation

4.3.1

By executing this Agreement, Mr. Ambrogio D’Arrezzo and Tekne, each within their respective scope of competence, represent and warrant in favor of Nuburu (it being understood that such representations and warranties are given as of the date of this Agreement and shall be deemed repeated as of the Closing Date):

(i) that the Sub-Threshold Tekne Participation is under their full and exclusive ownership and free availability, is free from encumbrances, and no agreements or other transactions concerning its transfer and/or the creation of encumbrances thereon have been completed;

(ii) that the Sub-Threshold Tekne Participation is freely transferable;

(iii) that, following the Closing, Nuburu or Nuburu Defense shall become the full, legitimate and exclusive owner of the Sub-Threshold Tekne Participation and of all rights pertaining thereto;

(iv) that this Agreement constitutes, in all respects, a valid and binding instrument with regard to the matters provided for herein.

4.4 Governance following the Transfer of the Sub-Threshold Tekne Participation

4.4.1

The Parties (as well as Nuburu Defense, where relevant) hereby agree and undertake to ensure that (also through the directors appointed), as a result of and from the date of the Transfer of the Sub-Threshold Tekne Participation:

(i) an Observer shall be appointed and not removed (except in cases of wilful misconduct or gross negligence) within the Board of Directors, selected from a shortlist of professionals acceptable to Nuburu (or Nuburu Defense, as applicable);

(ii) Mr. Anthony D. Sinnott shall not be removed from his position as director of Tekne and that, in the event of removal for wilful misconduct or gross negligence, another director acceptable to Nuburu (or Nuburu Defense, as applicable) shall be appointed in his place;

(iii) the organizational, administrative and accounting structures shall be adopted or, where already in place, maintained, updated and integrated so as to be adequate in accordance with industry best practices pursuant to Articles 2086, paragraph 2, of the Italian Civil Code and 3, paragraph 2, of the CCII, and that the organizational, management and control model pursuant to Legislative Decree no. 231/2001, as amended from time to time, shall be adopted or, where already in place, maintained and updated;

(iv) the possibility of adopting the so-called “operational resilience” platform owned by Orbit S.r.l., suitable to render the Company compliant with Directive (EU) 2022/2555 (NIS2) on the protection of network and information systems, shall be evaluated, subject to analysis of its costs and functionalities;

(v) adequate financial reporting processes (i.e. reporting packages) shall be defined and implemented in order to ensure that quarterly disclosures comply with US GAAP, as indicated by the US GAAP expert appointed by Nuburu (it being understood that the cost of such expert shall be borne by Nuburu), as well as with the accounting principles applicable to the Company; and

(vi) any press release, as well as the strategy relating to legal initiatives, whether judicial or extrajudicial, shall be previously shared between the Parties.

5. FINSOCI NUBURU AND INCREMENTAL TEKNE PARTICIPATION

5.1 Granting of the FinSoci Nuburu

5.1.1

Subject to the completion of the Closing, Nuburu (also through Nuburu Defense) grants to Tekne, which accepts, on the terms and subject to the conditions set forth in this Agreement, the FinSoci Nuburu.

5.1.2

The FinSoci Nuburu shall be used by Tekne, and by this Agreement Tekne undertakes – and the Shareholders, each within the limits of their respective competence, undertake to ensure – that the FinSoci Nuburu is used by Tekne for the purposes listed in Schedule 5.1.2 (Purpose of the FinSoci Nuburu).

5.1.3

The Parties acknowledge and take note that a portion of the FinSoci Nuburu equal to Euro 1,000,000 has already been paid by Nuburu in favor of Tekne on 29 December 2025, also by way of derogation from the conditions precedent to disbursement set forth in Article 5.2 below.

5.2 Conditions Precedent to Disbursement

5.2.1

The undertaking of Nuburu (also through Nuburu Defense) to disburse, in a single tranche, the FinSoci Nuburu is subject to the satisfaction, by the Closing Date, of the following conditions precedent:

(i) receipt by Nuburu of the accounting situation of Tekne updated as of 30 September 2025 (or more recent, if available);

(ii) receipt by Nuburu of a communication by which the legal representative of Tekne confirms that no event is ongoing that would give rise to a hypothesis of mandatory full early repayment of the FinSoci Nuburu pursuant to Paragraph 5.6 (Mandatory Early Repayment) below, where applicable;

(iii) completion of the Transfer of the Sub-Threshold Tekne Participation;

(iv) repayment to Nuburu of an amount equal to Euro 150,000, corresponding to the cost incurred by Nuburu in relation to the issuance of the PB Bangladesh (it being understood that such repayment may occur by way of set-off against the disbursement of the FinSoci Nuburu); and

(v) creation of a pledge in favor of Nuburu over the current account IBAN No. IT80F0343011200000010001220 opened by Tekne with Credito Lombardo Veneto S.p.A. (the “Pledged Current Account”):

(x) into which the FinSoci Nuburu shall be disbursed;
(y) which may be released, in several tranches (for amounts at least equal to Euro 50,000), solely for the purposes listed in Schedule 5.1.2 (Purpose of the FinSoci Nuburu) and within the maximum amounts specified therein, and in any event subject to the prior written consent of Nuburu; and
(z) into which Tekne undertakes to channel the proceeds of the contracts possibly financed (even in part) through the FinSoci Nuburu.

5.3 Use of the FinSoci Nuburu

The Company may submit specific release requests pursuant to the pledge agreement for the purposes indicated in Schedule 5.1.2 (Purpose of the FinSoci Nuburu) and up to the maximum amount specified therein.

5.4 Interest

5.4.1

As from the disbursement date, the amount of the FinSoci Nuburu shall accrue interest calculated at a fixed rate equal to 4% per annum (the “Interest Rate”) on the nominal amount of the FinSoci Nuburu outstanding from time to time. Interest shall be calculated on the basis of a 365 (three hundred sixty-five) day year, on the actual number of days elapsed.

5.4.2

For the purposes of interest calculation and payment, there shall be a single interest period starting on the disbursement date and ending on the Maturity Date (as defined below).

5.4.3

Tekne shall pay the interest accrued on the FinSoci Nuburu actually disbursed on the Maturity Date (as defined below), with same-day value, save as provided for in Articles 5.5 (Repayment of the FinSoci Nuburu), 5.6 (Mandatory Early Repayment) and 5.7 (Conversion of the FinSoci Nuburu) below.

5.5 Repayment of the FinSoci Nuburu

Without prejudice to the case in which Nuburu (or Nuburu Defense, as applicable) has already exercised the right vested in it pursuant to Paragraph 5.7 (Conversion of the FinSoci Nuburu) below, Tekne shall repay the FinSoci Nuburu actually disbursed by the date falling 12 (twelve) months after the execution of this Agreement (the “Maturity Date”), with value on the same date.

Tekne shall have the right to repay, in whole or in part, the amount of the FinSoci Nuburu, upon 5 (five) Business Days’ prior written notice to Nuburu, it being understood that any partial early repayments – including through the channeling of proceeds from contracts financed (even in part) through the FinSoci Nuburu – shall not result in the reinstatement of the FinSoci Nuburu facility for further use by Tekne, but shall be applied to the repayment thereof.

It is understood between the Parties that any early repayment of the FinSoci Nuburu shall be without prejudice to the right of Nuburu (or Nuburu Defense, as applicable) to subscribe the Capital Increase (as defined below), which may be paid up (at Nuburu’s discretion) by way of set-off (against the credit right relating to the Unrepaid FinSoci Nuburu) and/or in cash, up to a maximum amount of Euro 13 million with reference to the valuation conventionally agreed in Article 5.7.2.

5.6 Mandatory Early Repayment

5.6.1

Nuburu or Nuburu Defense shall have the right to request from Tekne the full repayment of the FinSoci Nuburu actually disbursed in the event of:

(a) repeated use of the FinSoci Nuburu for purposes other than those indicated in Paragraph 5.1.2 above;

(b) a Change of Control, unless such circumstance occurs within the framework of a potential State Intervention;

(c) a negative outcome of the authorization procedure before the Presidency of the Council of Ministers pursuant to the Golden Power Decree, for the purposes, inter alia, of the conversion of the FinSoci Nuburu as provided for in Paragraph 5.7 (Conversion of the FinSoci Nuburu) below, it being understood that, unless otherwise agreed between the Parties, in the event of a repayment request pursuant to this Paragraph, within 5 (five) Business Days (or within 30 (thirty) Business Days with reference to the case under point (c) above) from receipt of such request, Tekne shall pay to Nuburu (or Nuburu Defense, as applicable) the entire outstanding amount of the FinSoci Nuburu.

5.6.2

Interest paid or converted shall be subject to withholding tax in accordance with applicable tax laws. Where Nuburu (or Nuburu Defense) intends to benefit from the reduced withholding rate provided for under the Double Taxation Treaty entered into between Italy and the country of residence of Nuburu (or Nuburu Defense), the latter undertakes to timely provide all documentation necessary for Tekne to apply such reduced withholding rate instead of the ordinary one. Interest paid or converted shall be subject to tax deductibility in accordance with applicable tax laws.

5.6.3

With reference to the application of the tax deduction on interest:

(i) Tekne shall apply the minimum tax deduction permitted and shall pay the same within the statutory deadlines; and

(ii) the payment due by Tekne shall be increased by an amount such that the amount received by Nuburu or Nuburu Defense (net of the tax deduction) is equal to the amount that such party would have received in the absence of the tax deduction (the “Additional Amount”).

5.7 Conversion of the FinSoci Nuburu and Incremental Tekne Participation

5.7.1

Subject to the occurrence of the Condition Precedent to the Conversion Right, Nuburu or Nuburu Defense (as applicable) shall have the right, at any time, to convert, in whole or in part, the Unrepaid FinSoci Nuburu into the share capital of the Company (or – in the event of early repayment – to acquire an additional equity interest in the share capital of Tekne), by subscribing the corresponding amount of a share capital increase of the Company (the “Capital Increase”), reserved or offered for subscription to Nuburu or Nuburu Defense in accordance with the terms and conditions set forth below (the “Conversion Right”).

For the sake of clarity, in the event of total or partial repayment of the FinSoci Nuburu, any reference in this Agreement to conversion and/or the Conversion Right shall be construed as a reference to the acquisition by Nuburu (or Nuburu Defense) of an additional participation in Tekne.

5.7.2

As a result of the subscription and payment of the Capital Increase, Nuburu or Nuburu Defense shall hold an equity participation in the share capital of Tekne, incremental with respect to the Sub-Threshold Tekne Participation (such incremental participation, the “Incremental Tekne Participation”), represented by newly issued shares of Tekne, which shall be determined by conventionally attributing to the entire share capital of Tekne a value of Euro 52,000,000 (without adjustment, taking into account all current assets and liabilities) – and therefore for a maximum stake equal to 27.9% of the share capital of Tekne (i.e. 2.9% corresponding to the Sub-Threshold Tekne Participation plus 25% corresponding to the ratio between Euro 13,000,000 and Euro 52,000,000) – unless a State Intervention occurs, in which case the conversion (or – in the event of early repayment – the acquisition of an additional participation) shall take place on the basis of the valuation, and following the same parameters, of such intervention.

5.7.3

In the event of exercise of the Conversion Right, the Shareholders shall ensure that, within and no later than 15 Business Days following the exercise date, the shareholders’ meeting of Tekne resolves upon the Capital Increase of Tekne for an amount of up to Euro 13 million, as well as prepares all documents necessary and appropriate (including, by way of example, a balance sheet, income statement and financial position of Tekne as updated as possible with respect to the date of such meeting) and carries out all instrumental, preparatory and subsequent activities relating to such shareholders’ meeting of Tekne.

5.7.4

With reference to the implementation of the Capital Increase, compatibly with any State Intervention, including within the framework of crisis and insolvency regulation instruments that may be adopted by Tekne, the Shareholders, also in their capacity as directors of Tekne, hereby undertake to ensure that:

(i) an extraordinary shareholders’ meeting of Tekne is held and validly resolves, with the quorums required by law and by the current by-laws of Tekne, upon the Capital Increase to be reserved or offered for subscription to Nuburu (or Nuburu Defense, as applicable), it being understood that the Shareholders irrevocably and unconditionally waive all rights arising from or otherwise connected with the Capital Increase, as well as the related documentation and statutory terms; and

(ii) the Notary records the Capital Increase resolution, as well as any consequent and instrumental resolutions (including the amendments to the by-laws referred to in Paragraph 5.8 (Governance following the Conversion of the FinSoci Nuburu) below), with the competent Companies’ Register as soon as technically possible.

5.7.5

Nuburu or Nuburu Defense shall therefore have the right to pay up the Capital Increase by way of set-off – Euro for Euro – against its credit vis-à-vis the Company arising from the Unrepaid FinSoci Nuburu, it being understood that the amount paid up by way of set-off shall be entirely allocated to share capital in accordance with Paragraph 5.7.2 above.

5.7.6

Pursuant to and for the purposes of Article 1353 of the Italian Civil Code, the Conversion Right may be exercised by Nuburu (or Nuburu Defense, as applicable) subject to the satisfaction of the Condition Precedent to the Conversion Right.

5.7.7

It is understood between the Parties that where the following circumstances occur:

(a) within the framework of Nuburu’s accreditation activities with the competent authorities (including preparatory activities for a new notification pursuant to the Golden Power

Regulations in relation to the Transaction), Nuburu has received from the competent bodies sufficient reassurance as to the positive outcome of the procedure it intends to initiate; and

(b) the State communicates to Tekne either
(x) its intention not to carry out a State Intervention, or
(y) its approval of Nuburu’s presence in the share capital of Tekne,

Nuburu shall have the right to proceed, following consultation with Tekne, with the procedure before the Presidency of the Council of Ministers pursuant to the Golden Power Regulations for the exercise of the Conversion Right.

5.8 Governance following the Acquisition of the Incremental Tekne Participation

5.8.1

Following the subscription and payment by Nuburu (or Nuburu Defense, as applicable) of the Capital Increase, in whole or in part, in accordance with Paragraph 5.7, the Parties agree that – in addition to what is provided for in Paragraph 4.3 above – governance rights as well as rights concerning the transfer of participations shall be granted to Nuburu (or Nuburu Defense, as applicable), consistent with the size of the Incremental Tekne Participation and the overall investment of Nuburu or Nuburu Defense (as applicable) and in line with best practice for similar transactions. Such rights shall be defined and regulated in good faith between the Parties, also through specific shareholders’ agreements, taking into account the shareholding structure of the Company and, in particular, any State participation in the share capital of Tekne, as well as any crisis and insolvency regulation instruments that may be adopted by Tekne.

5.8.2

Accordingly, for the purposes set forth in Paragraph 5.8.1 above, the Shareholders (also in their capacity as directors of Tekne) and Tekne, each within their respective competence and compatibly with any State Intervention, including within the framework of crisis and insolvency regulation instruments that may be adopted by Tekne, shall ensure that the same shareholders’ meeting of Tekne that resolved upon the Capital Increase (referred to in Paragraph 5.7 above) validly resolves, with the quorums required by applicable law and by the current by-laws of Tekne, upon the adoption of a new by-laws of Tekne reflecting what has been agreed between the Parties, also through specific shareholders’ agreements, the effectiveness of which shall be subject to the completion of the Capital Increase.

6. CLOSING

6.1 Closing

6.1.1

The Closing shall take place within and no later than the 5th Business Day following the date of execution of this Agreement and, in any event, by 15 January 2026 (the “Closing Date”), at the place and in the presence of the Notary who shall be identified at the sole discretion of Nuburu.

6.1.2

At the Closing, Nuburu shall communicate any intention to designate Nuburu Defense by delivering the Designation Notice to the Shareholders pursuant to Paragraph 3.2 above.

6.1.3

Without prejudice to any other obligation required under this Agreement, at the Closing, Mr. D’Arrezzo, the Shareholders, Tekne and Nuburu shall carry out, or cause to be carried out, in a single and indivisible context, the following activities, so that if even only one of the undertakings set forth below is not timely performed, the Closing shall not take place, without prejudice to the right of Mr. D’Arrezzo and Nuburu to request specific performance thereof and without prejudice to the liability of the Party which, by its breach of the obligations under this Agreement, has wholly or partially prevented the completion of the Closing:

(i) Mr. D’Arrezzo shall transfer the Sub-Threshold Tekne Participation, free from Encumbrances, to Nuburu or Nuburu Defense by entering into with Nuburu (also through Nuburu Defense) a notarial deed of share transfer, which shall not have any novative effect with respect to the obligations arising under this Agreement (the “Sale and Purchase”), in a form and substance previously agreed with Tekne before the Notary identified by Nuburu (the “Notarial Deed”);

(ii) Nuburu (or Nuburu Defense) shall assign the Note to Mr. Ambrogio D’Arrezzo in accordance with the provisions of Paragraph 4.1.3 (Transfer of the Sub-Threshold Tekne Participation) above;

(iii) Mr. D’Arrezzo shall issue in favor of Nuburu a full receipt acknowledging receipt of the Note;

(iv) Mr. D’Arrezzo shall cause the corporate books of Tekne (namely, the shareholders’ register as well as the books of shareholders’ and board resolutions) to be exhibited;

(v) Mr. D’Arrezzo and Tekne shall cause the above transfer to be recorded in the shareholders’ register of Tekne, in form and substance consistent with the template set forth in Schedule 6.1.1(v) (Annotation Template);

(vi) both the Network Agreement, previously executed between Tekne and Nuburu Defense and linked to this Agreement within the framework of the overall Transaction, and the appointment of the delegated body (in the person of Dr. Stefania Di Domenico) pursuant to the Network Agreement, shall become effective;

(vii) in the event of prior submission of the Utilization Request and subject to the conditions precedent set forth in Article 5.2, Nuburu (or Nuburu Defense, as applicable) shall disburse the amount of the FinSoci Nuburu in favor of Tekne into the Pledged Current Account.

6.1.4

Following completion of the transactions referred to in Paragraph 6.1.3, the Parties, each within their respective competence, shall ensure that, simultaneously and, in any event, as soon as possible:

(i) the Chief Executive Officer of Tekne cancels any share certificates issued in the name of Mr. D’Arrezzo and transferred, where issued, and issues new certificates in the name of Nuburu (or Nuburu Defense); and

(ii) the appointed Notary proceeds with the filing with the Companies’ Register of the transfer of the Sub-Threshold Tekne Participation, for the purpose of giving public notice that, following the Transfer of the Sub-Threshold Tekne Participation pursuant to this Agreement, Nuburu or Nuburu Defense shall be the holder of 2.9% of the share capital of Tekne.

6.1.5

The notarial costs of the Sale and Purchase, including, inter alia, those relating to the Notarial Deed, shall be borne by Nuburu; taxes and duties relating to the Sale and Purchase shall be borne by Nuburu, as required by law.

7. GOLDEN POWER NOTIFICATION PROCEDURE

7.1

Nuburu may initiate the activities functional to the commencement and the proper continuation of the procedure before the Presidency of the Council of Ministers pursuant to the Golden Power Regulations for the exercise of the Conversion Right, only subject to prior agreement with Tekne and taking into account the procedure for a possible State Intervention, it being understood that the Shareholders and Tekne undertake to cooperate for such purpose with Nuburu by providing to the latter (or to Nuburu Defense) all information necessary for the positive outcome of such procedure.

7.2

It is understood, for the sole purpose of clarification, between the Parties that Nuburu shall in any event remain free, at any time, to proceed with the notification procedure before the Presidency of the Council of Ministers pursuant to the Golden Power Regulations with reference to projects different from the one forming the subject matter of this Agreement.

8. SUPERSESSION OF THE ORIGINAL TRANSACTION

8.1

The Parties acknowledge that Nuburu’s undertakings relating to the so-called “Second Acquisition TCEI” pursuant to the Initial Agreement did not become effective due to the failure of the Original Conditions Precedent to be satisfied. Likewise, the resolutory condition to which the “First Acquisition TCEI” was subject occurred, as per the communication sent by Nuburu to Trumar and, for information purposes, to Mr. Ambrogio D’Arrezzo, on 4 November 2025, which is attached hereto as Schedule 8.1 (Communication of 4 November 2025).

8.2

The Original Framework Agreement and the Original Framework Agreement Addendum did not become effective due to the failure of the Original Golden Power Condition to occur and, therefore, the Shareholders and Tekne undertake to ensure that Tekne sends to TCEI a communication in the form of Schedule 8.2 (Communication of Failure to Satisfy the Original Golden Power Condition) within 2 days from the acceptance of this Agreement.

8.3

Without prejudice to what is provided above with respect to the Original Transaction, the Shareholders and Nuburu declare that this Agreement, together with the Network Agreement, constitutes the only agreement existing between the Shareholders and Nuburu for the implementation of the overall Transaction, in replacement of any prior agreement.

9. ASSIGNMENT OF THE AGREEMENT

9.1

Without prejudice to Nuburu’s designation right pursuant to Paragraph 3.2 above and, unless otherwise agreed between the Parties, the Parties shall not have the right to assign this Agreement, or any of the obligations and rights arising therefrom, whether in whole or in part.

10. MISCELLANEOUS

10.1

The performance of Tekne’s obligations to repay to Nuburu or Nuburu Defense, at the maturity provided for under this Agreement, the FinSoci Nuburu, and, in general, the performance of any obligation under this Agreement, may not be interrupted or delayed.

10.2

Should any clause of this Agreement be deemed null, voidable, invalid or ineffective, such defect shall not result in the nullity, voidability, invalidity or ineffectiveness of the remaining clauses of this Agreement, which shall continue to be in full force and effect.

10.3

The terms and conditions contained in this Agreement, executed in implementation of the New LoI, constitute the entire agreement between the Parties with respect to the subject matter hereof, and no agreement or covenant amending or supplementing the same shall be binding upon the Parties unless it is made in writing, expressly refers to this Agreement, and is signed by all the Parties or by their respective duly authorized representatives.

11. CONFIDENTIALITY

This Agreement is strictly confidential and, therefore, each of the Parties or any related entity is prohibited from disclosing any part thereof to any person (other than the other Party and its respective employees, directors, officers and advisers) without the prior consent of the other Party.

Without prejudice to the foregoing, and without prejudice to any disclosure obligations imposed by law, it is understood that this Agreement may be disclosed by the Shareholders within the framework of discussions with suppliers and the banking sector in continuation of the negotiations on the restructuring plan following the completed CNC, as well as to the competent Authority with reference to the Golden Power Regulations.

12. NOTICES

All communications between the Parties provided for under this Agreement or otherwise relating thereto shall be made in writing and sent by (i) hand delivery, or (ii) registered letter with return receipt, or (iii) certified electronic mail, or (iv) electronic mail confirmed by registered letter with return receipt, to the following addresses (or to such other addresses as may be subsequently notified by the Parties in accordance with this Article):

— if to Nuburu:
Nuburu Inc.
7442 Tucson Way, Suite 130
Centennial, CO 80112, US
For the attention of Dr. Alessandro Zamboni
e-mail: alessandro.zamboni@nuburu.net

— if to Tekne:
Tekne S.p.A.
C.da San Matteo no. 42
66030, Poggiofiorito (CH), Italy
For the attention of the legal representative
Via PEC: teknespa@pec.it
e-mail: amministrazione@tekne.it

— if to the Tekne Shareholders:
c/o
Ambrogio D’Arrezzo
Piazza Gualdi no. 19
42016, Guastalla (RE), Italy
Via PEC: ambrogio.darrezzo@cert.cna.it
e-mail: ambrogio@tekne.it

13. COSTS

Unless otherwise provided for in this Agreement, each Party shall bear its own costs for fees (in the amounts subject to specific agreements to be entered into between the Party and the consultants involved from time to time), including all legal, advisory and notarial fees and expenses, taxes and duties, as well as charges of any kind or nature, in any case connected with the preparation, negotiation, execution and completion, on its own behalf, of this Agreement, it being understood that Nuburu shall bear the notarial costs and charges relating to the transfer of the Sub-Threshold Tekne Participation, and that taxes and duties relating to the transfer of the Sub-Threshold Tekne Participation shall be borne by Nuburu and Tekne as required by law.

14. GOVERNING LAW AND EXCLUSIVE JURISDICTION

This Agreement shall be governed by Italian law, and for any dispute that may arise in connection herewith, the Court of Milan shall have exclusive jurisdiction.

15. ANNEXES

•
Annex I (New LoI)
•
Annex 1.1 (Utilization Request)
•
Annex 4.1.3 (Note)
•
Annex 5.1.2 (Purpose of the FinSoci Nuburu)
•
Annex 6.1.1(v) (Annotation Template)
•
Annex 8.1 (Communication of 4 November 2025)
•
Annex 8.2 (Communication of Failure to Satisfy the Original Golden Power Condition)